Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

November 4, 2015

EnteroMedics Inc.

2800 Patton Road

St. Paul, MN 55113

Re:	Registration Statement on Form S-3 (File No. 333-195855)

Ladies and Gentlemen:

We have acted as counsel to EnteroMedics Inc. a Delaware corporation (the “Company”), in connection with (i) the above-captioned Registration Statement on Form S-3 (the “Initial Registration Statement”) and (ii) a second Registration Statement on Form S-3 (File No. 333-205353) (the “Rule 462(b) Registration Statement” and together with the Initial Registration Statement, the “Registration Statement”) filed by the Company with the Commission on June 30, 2015 pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of securities of the Company to be offered from time to time, and a Prospectus Supplement dated November 4, 2015 to the Prospectus dated May 22, 2014 (together, the “Prospectus”) relating to (i) the offer and sale by the Company of $25 million aggregate principal amount of its 7% senior convertible notes due 2017 (the “Notes”), (ii) the accompanying warrants (the “Warrants”) to be issued with the Notes, (iii) the shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company into which the Notes may be converted, and (iv) the shares of Common Stock of the Company for which the Warrants may be exercised, and the sale thereof of the Notes and the Warrants pursuant to a Securities Purchase Agreement (the “Purchase Agreement”), dated November 4, 2015 between the Company and the buyers named therein.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments, that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.	The Notes, when issued, and delivered against payment of the consideration therefor specified in the Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

EnteroMedics Inc.

November 4, 2015

2.	When the Warrants have been duly executed and delivered by the Company against payment of the consideration therefor specified in the Purchase Agreement, such Warrants will constitute binding obligations of the Company.

3.	The shares of Common Stock, when issued and delivered upon (i) the conversion of the Notes in accordance with the terms of the Notes, or (ii) the valid exercise of the Warrants, will be validly issued, fully paid and non-assessable.

Our opinions set forth in paragraph 1 above are subject to the following qualifications and exceptions:

(a)	Our opinions set forth in paragraph 1 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(b)	Our opinions set forth in paragraph 1 above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c)	Our opinions set forth in paragraph 1 above are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

(d)	We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

(e)	We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the Delaware General Corporation Law and the federal laws of the United States of America.

EnteroMedics Inc.

November 4, 2015

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

TSH